UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report

(Date of earliest event reported):

September 7, 2012

HERITAGE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON	0-29480	91-1857900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Fifth Avenue S.W. Olympia, WA		98501
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 943-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) – Promotion of Executive Officer

On September 7, 2012, Heritage Financial Corporation (“Company”) announced the promotion of Jeffrey J. Deuel to President and Chief Operating Officer of Heritage Bank (“Bank”), a Washington State-chartered bank and wholly-owned subsidiary of the Company. Additionally, Donald J. Hinson, the Company’s and the Bank’s Chief Financial Officer, was promoted to Executive Vice President of the Company and the Bank. Mr. Deuel continues to serve as Executive Vice President of the Company, a position he has held since December 1, 2010. Mr. Deuel joined the Bank on February 24, 2010 as Executive Vice President of Corporate Strategies. Mr. Hinson will continue to serve as the Company’s and the Bank’s Chief Financial Officer. Mr. Hinson joined the bank in 2005 as Vice President and Controller and in 2007 he was promoted to Senior Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(e)(3) – Compensatory Arrangements of Certain Officers

(A) Employment Agreements with Executive Officers

On September 7, 2012, the Company entered into a restated employment agreement with Brian L. Vance, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank and Central Valley Bank, and new employment agreements with Jeffrey J. Deuel, Executive Vice President of the Company and President and Chief Operating Officer of the Bank, and Donald J. Hinson, Executive Vice President and Chief Financial Officer of the Company and the Bank. The material terms of these agreements are summarized below and copies of the agreements are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

The agreements have initial terms from July 1, 2012 through June 30, 2015 for Mr. Vance and through June 30, 2014 for Messrs. Deuel and Hinson. The term of the agreements will be automatically extended for an additional year beginning on July 1, 2014 for Mr. Vance and July 1, 2013 for Messrs. Deuel and Hinson, and on each July 1 thereafter, unless either party gives at least 90 days prior written notice to the other that the employment period will not be extended.

The employment agreements provide for an annual base salary of $412,000, $256,000 and $244,000 for Messrs. Vance, Deuel and Hinson, respectively. The base salary will be reviewed annually and may be increased at the discretion of the Board. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with the Company’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of the Company. Messrs. Vance and Deuel will also each be provided an automobile for business use or a car allowance, at the Company’s prerogative.

The agreements provide for the severance benefits described below in the event the executive’s employment is terminated by the Company, other than for cause or as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that does not occur within six months before or within 24 months after a change in control of the Company (“Covered Period”), Mr. Vance would be entitled to receive an amount equal to 200% of his base compensation and Messrs.

Deuel and Hinson would each be entitled to receive an amount equal to 100% of their base compensation, all payable in monthly installments over a 24-month period. For a Termination that occurs during a Covered Period, Mr. Vance would be entitled to receive a lump sum equal to 300% of his base compensation and Messrs. Deuel and Hinson would each be entitled to receive a lump sum equal to 200% of their base compensation. The executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of the Company or an affiliate (18 months’ coverage for Mr. Vance for any Termination; for Messrs. Deuel and Hinson, 12 months’ coverage if the Termination does occur not during a Covered Period and 18 months’ coverage if the Termination occurs during a Covered Period). The employment agreements also provide that any equity award granted to an executive and subject to vesting, performance or target requirements will be treated as having satisfied the applicable requirements in the case of any Termination.

All severance benefits under the employment agreements are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against the Company and its affiliates. The agreements are subject to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code and other regulatory provisions, and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance.

The employment agreements contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Company or its affiliates by the executives during and after their employment with the Company, and prohibiting the executives from competing with the Company and its affiliates and for soliciting their employees or customers during employment and after termination of employment for any reason. The non-solicitation and non-competition provisions apply to Mr. Vance for a period of 24 months following any termination not in connection with a change in control. For Messrs. Deuel and Hinson, the non-competition provisions apply for a period of 12 months following any termination not in connection with a change in control and the non-solicitation provisions apply for a period for 24 months following any termination not in connection with a change in control. The non-competition and non-solicitation provisions apply to Messrs. Vance, Deuel and Hinson for a period of 12 months following any termination in connection with a change in control.

The foregoing description of the employment agreements with Messrs. Vance, Deuel and Hinson does not purport to be complete and is qualified in its entirety by reference to the employment agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

(B) Amended and Restated Deferred Compensation Plan

On June 25, 2012, the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) approved the Heritage Financial Corporation Deferred Compensation Plan (“Plan”), which allows the Company’s directors and certain executive officers to defer compensation. Effective September 7, 2012, the Compensation Committee adopted an amended and restated Plan in order to ensure consistency of terms regarding restrictive covenants between the Plan and the employment agreements entered into with Messrs. Vance, Deuel and Hinson. A copy of the amended and restated Plan is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

(C) Amended and Restated Deferred Compensation Plan Participation Agreement for Brian L. Vance

On June 25, 2012, the Company entered into a participation agreement with Brian L. Vance under the Plan, which provides that the Company will make contributions for plan years 2012 through and including 2019. Effective September 7, 2012, the Compensation Committee adopted an amended and restated participation agreement for Mr. Vance to ensure consistency of terms regarding restrictive covenants among the Plan, the participation agreement and Mr. Vance’s employment agreement, as well as to clarify that the 2012 plan year contribution is based on partial year participation.

The foregoing description of Mr. Vance’s amended and restated participation agreement does not purport to be complete and is qualified in its entirety by reference to the participation agreement, a copy of which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

(D) Deferred Compensation Plan Participation Agreements for Executive Officers

On September 7, 2012, the Company entered into participation agreements with Jeffrey J. Deuel and Donald J. Hinson under the Plan. The participation agreements have an effective date of July 1, 2012 and provide that the Company may make contributions under the Plan to each executive’s Company contribution account for plan years 2012 through and including 2016. Any contribution to an executive’s Company contribution account is contingent upon achievement of the performance metrics set forth in the applicable participation agreement. At January 1, 2013, each executive’s Company contribution account will be 10% vested and each January 1 thereafter, an additional 10% will become vested so that as of January 1, 2022, the each executive’s Company contribution account will be fully vested. Contribution account amounts would be paid earlier upon a change in control of the Company or in the event of an executive’s death or disability, or termination of employment by the executive for good reason or by the Company other than for cause.

The foregoing description of the participation agreements for Messrs. Deuel and Hinson does not purport to be complete and is qualified in its entirety by reference to the participation agreements, copies of which are attached hereto as Exhibits 10.6 and 10.7, respectively, and are incorporated herein by reference.

(E) Change in Control Agreements

Change in Control Agreement with Gregory D. Patjens

On September 7, 2012, the Bank entered into a change in control agreement with Gregory D. Patjens. The initial term of the agreement begins on September 7, 2012 and continues through June 24, 2014. The agreement will automatically extend for additional 12-month periods unless terminated by the Company upon 90 days prior written notice. If a change in control occurs during the term of the agreement, the agreement will remain in effect for the two-year period immediately following the change in control and will then terminate.

The agreement provides for severance benefits in the event of Mr. Patjens’ termination by the Bank not for cause or by Mr. Patjens for good reason, within 24 months after a change in control of the Company. Mr. Patjens would be entitled to receive an amount equal to 150% of his annual salary, payable in monthly installments over a 12-month period. Mr. Patjens and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of the Bank for a period of 12 months following termination.

All severance benefits under Mr. Patjens’ agreement are contingent upon his execution and non-revocation of a general release and waiver of claims against the Bank and its affiliates. The agreements are subject to the golden parachute payment restrictions of Section 280G of the Internal Revenue Code and other regulatory provisions, and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance.

The agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of the Bank or its affiliates by Mr. Patjens during and after his employment with the Bank, and prohibiting him from competing with the Bank and its affiliates and for soliciting their employees or customers during employment and after termination of employment for any reason. The non-solicitation provisions apply for a period of 12 months following any termination. The non-competition provisions apply for a period of 12 months following any termination in connection with a change in control.

The foregoing description of Mr. Patjens’ change in control agreement does not purport to be complete and is qualified in its entirety by reference to the change in control agreement, a copy of which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Other Change in Control Agreements

The company anticipates entering in to similar agreements with other key officers, which will provide the same or lesser benefits upon termination due to change of control.

ITEM 9.01 – Financial Statements and Exhibits.

(d) –Exhibits

The following exhibits are being filed herewith and this list shall constitute the exhibit index:

10.1	Employment Agreement by and between Heritage Financial Corporation and Brian L. Vance

10.2	Employment Agreement by and between Heritage Financial Corporation and Jeffrey J. Deuel

10.3	Employment Agreement by and between Heritage Financial Corporation and Donald J. Hinson

10.4	Heritage Financial Corporation Deferred Compensation Plan

10.5	Deferred Compensation Plan Participation Agreement for Brian L. Vance

10.6	Deferred Compensation Plan Participation Agreement for Jeffrey J. Deuel

10.7	Deferred Compensation Plan Participation Agreement for Donald J. Hinson

10.8	Change in Control Agreement by and between Heritage Bank and Gregory D. Patjens

99.1	Press Release issued by Heritage Financial Corporation, dated September 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date: September 7, 2012	By:	/s/ Brian L. Vance
Brian L. Vance
President and Chief Executive Officer